Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION FIRST QUARTER EARNINGS PER SHARE $0.69

MINNEAPOLIS, May 20, 2009 — Target Corporation (NYSE:TGT) today reported net earnings of $522 million for the first quarter ended May 2, 2009, compared with $602 million in the first quarter ended May 3, 2008. Earnings per share in the first quarter decreased 6.8 percent to $0.69 from $0.74 in the same period a year ago. All earnings per share figures refer to diluted earnings per share.

“Our first quarter earnings per share reflect disciplined execution of our strategy in a difficult environment,” said Gregg Steinhafel, chairman, president and chief executive officer. “In our retail segment, we continue to experience strong positive comparable store sales results in our traffic-driving food and commodity categories, and the profitability of our first quarter sales was higher than expected due to outstanding gross margin and expense rate performance. Credit card segment results for the first quarter were stable, profitable and consistent with our expectations. Very importantly, we believe this improved stability and predictability in key aspects of both our retail and credit card segments reflects the resilience of our strategy and underscores our ability to generate substantial value for our shareholders over time.”

Retail Segment Results

Sales increased 0.4 percent in the first quarter to $14.4 billion in 2009 from $14.3 billion in 2008, due to the contribution from new store expansion partially offset by a 3.7 percent decline in comparable-store sales. Retail segment earnings before interest expense and income taxes (EBIT) were $962 million in the first quarter of 2009, a 0.3 percent increase from $959 million in 2008.

First quarter gross margin rate was unchanged from prior year, due to favorable markup and markdown performance offset by the unfavorable mix impact of faster sales growth in non-discretionary lower margin rate categories. First quarter selling, general and administrative (SG&A) expense rate improved compared with the first quarter of 2008, benefiting from well-controlled dollar growth in a continued soft sales environment and timing of recognition of certain expenses.

Credit Card Segment Results

Average credit card receivables in the quarter increased $249 million, or 3.0 percent, from the first quarter of 2008, and quarter-end receivables increased $37 million, or 0.4 percent, from the same period a year ago.

Credit card segment profit in the quarter declined to $39 million from $181 million last year as a result of a decline in the spread to LIBOR earned on the overall portfolio, and as a result of other factors, including a 49 percent reduction in Target’s investment in this segment’s average receivables.

As expected, net write-offs in the quarter were $301 million. The allowance for doubtful accounts was $1,005 million at quarter-end, reflecting a $5 million reduction during the period.

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TARGET CORPORATION

Interest Expense and Income Taxes

Net interest expense for the quarter increased $1 million from first quarter 2008 to $202 million, reflecting higher average debt balances offset by a lower average portfolio interest rate.

The company’s effective income tax rate for the first quarter was 36.7 percent in 2009, down from 37.1 percent in 2008, primarily due to a higher proportion of earnings that are not subject to tax and a decrease in the amount of reserves recorded for tax uncertainties. For the full year, the company now expects an effective income tax rate in the range of 37.0 to 38.0 percent.

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 22, 2008. The replay number is (800) 642-1687 (passcode: 73957856).

The statements on expected tax rate and shareholder value creation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 31, 2009.

Target Corporation’s retail segment includes large, general merchandise and food discount stores, and a fully integrated on-line business called Target.com. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. At quarter-end, the company operated 1,698 Target stores in 49 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

Contacts: John Hulbert (Investors)	Eric Hausman (Financial Media)
(612) 761-6627	(612) 761-2054

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
	May 2,	May 3,
(millions, except per share data)	2009	2008	Change
	(unaudited)	(unaudited)
Sales	$14,361	$14,302	0.4%
Credit card revenues	472	500	(5.7)
Total revenues	14,833	14,802	0.2
Cost of sales	9,936	9,898	0.4
Selling, general and administrative expenses	3,015	3,037	(0.7)
Credit card expenses	384	274	40.2
Depreciation and amortization	472	435	8.4
Earnings before interest expense and income taxes	1,026	1,158	(11.4)
Net interest expense
Nonrecourse debt collateralized by credit card receivables	26	18	42.1
Other interest expense	177	191	(7.2)
Interest income	(1)	(8)	(84.4)
Net interest expense	202	201	0.6
Earnings before income taxes	824	957	(13.9)
Provision for income taxes	302	355	(14.8)
Net earnings	$522	$602	(13.4	) %
Basic earnings per share	$0.69	$0.75	(7.2	) %
Diluted earnings per share	$0.69	$0.74	(6.8	) %
Weighted average common shares outstanding
Basic	752.2	805.5
Diluted	753.0	809.6

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

	May 2,	Jan. 31,	May 3,
(millions)	2009	2009	2008
Assets	(unaudited)		(unaudited)
Cash and cash equivalents, including marketable securities of $849, $302 and $3	$1,371	$864	$620
Credit card receivables, net of allowance of $1,005, $1,010 and $590	7,452	8,084	7,830
Inventory	6,993	6,705	6,836
Other current assets	1,735	1,835	1,473
Total current assets	17,551	17,488	16,759
Property and equipment
Land	5,775	5,767	5,618
Buildings and improvements	20,994	20,430	18,817
Fixtures and equipment	4,295	4,270	3,959
Computer hardware and software	2,504	2,586	2,337
Construction-in-progress	1,427	1,763	2,012
Accumulated depreciation	(9,195)	(9,060)	(8,077)
Property and equipment, net	25,800	25,756	24,666
Other noncurrent assets	861	862	1,405
Total assets	$44,212	$44,106	$42,830
Liabilities and shareholders’ investment
Accounts payable	$6,004	$6,337	$5,959
Accrued and other current liabilities	2,990	2,913	3,137
Unsecured debt and other borrowings	1,255	1,262	1,863
Total current liabilities	10,249	10,512	10,959
Unsecured debt and other borrowings	12,012	12,000	13,230
Nonrecourse debt collateralized by credit card receivables	5,502	5,490	1,900
Deferred income taxes	487	455	493
Other noncurrent liabilities	1,843	1,937	1,891
Total noncurrent liabilities	19,844	19,882	17,514
Shareholders’ investment
Common stock	63	63	66
Additional paid-in capital	2,788	2,762	2,678
Retained earnings	11,821	11,443	11,789
Accumulated other comprehensive loss	(553)	(556)	(176)
Total shareholders’ investment	14,119	13,712	14,357
Total liabilities and shareholders’ investment	$44,212	$44,106	$42,830
Common shares outstanding	752.0	752.7	788.6

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
	May 2,	May 3,
(millions)	2009	2008
Operating activities	(unaudited)	(unaudited)
Net earnings	$522	$602
Reconciliation to cash flow
Depreciation and amortization	472	435
Share-based compensation expense	24	16
Deferred income taxes	69	20
Bad debt provision	296	181
Loss on disposal of property and equipment, net	18	7
Other non-cash items affecting earnings	10	23
Changes in operating accounts providing / (requiring) cash:
Accounts receivable originated at Target	160	21
Inventory	(288)	(56)
Other current assets	27	79
Other noncurrent assets	—	8
Accounts payable	(333)	(762)
Accrued and other current liabilities	113	12
Other noncurrent liabilities	(91)	(6)
Other	—	160
Cash flow provided by operations	999	740
Investing activities
Expenditures for property and equipment	(540)	(950)
Proceeds from disposal of property and equipment	6	2
Change in accounts receivable originated at third parties	175	23
Other investments	(13)	(41)
Cash flow required for investing activities	(372)	(966)
Financing activities
Change in commercial paper, net	—	902
Reductions of short-term notes payable	—	(500)
Reductions of long-term debt	(1)	(501)
Dividends paid	(121)	(115)
Repurchase of stock	—	(1,403)
Stock option exercises and related tax benefit	2	13
Cash flow provided by/(required for) financing activities	(120)	(1,604)
Net increase/(decrease) in cash and cash equivalents	507	(1,830)
Cash and cash equivalents at beginning of period	864	2,450
Cash and cash equivalents at end of period	$1,371	$620

Subject to reclassification

TARGET CORPORATION

Retail Segment

Retail Segment Results	Three Months Ended
	May 2,	May 3,
(millions) (unaudited)	2009	2008	Change
Sales	$14,361	$14,302	0.4%
Cost of sales	9,936	9,898	0.4
Gross margin	4,425	4,404	0.5
SG&A expenses (a)	2,995	3,014	(0.6)
EBITDA	1,430	1,390	2.8
Depreciation and amortization	468	431	8.6
EBIT	$962	$959	0.3%

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

(a) New account and loyalty rewards redeemed by our guests reduce reported sales. Our Retail Segment charges these discounts to our Credit Card Segment, and the reimbursements of $20 million for the three months ended May 2, 2009 and $24 million for the three months ended May 3, 2008 are recorded as a reduction to SG&A expenses within the Retail Segment.

Retail Segment Rate Analysis	Three Months Ended
	May 2,	May 3,
(unaudited)	2009	2008
Gross margin rate	30.8%	30.8%
SG&A expense rate	20.9%	21.1%
EBITDA margin rate	10.0%	9.7%
Depreciation and amortization expense rate	3.3%	3.0%
EBIT margin rate	6.7%	6.7%
Retail Segment rate analysis metrics are computed by dividing the applicable amount by sales.

Comparable-Store Sales	Three Months Ended
	May 2,	May 3,
(unaudited)	2009	2008
Comparable-store sales	(3.7)%	(0.7)%
Drivers of changes in comparable-store sales:
Number of transactions	(1.3)%	(1.8)%
Average transaction amount	(2.4)%	1.1%
Units per transaction	(3.2)%	(0.8)%
Selling price per unit	0.8%	1.9%
The comparable-store sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior year periods of equivalent length.

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
	May 2,	Jan. 31,	May 3,	May 2,	Jan. 31,	May 3,
(unaudited)	2009	2008	2008	2009	2008	2008
Target general merchandise stores	1,453	1,443	1,395	182,087	180,321	173,015
SuperTarget stores	245	239	218	43,385	42,267	38,514
Total	1,698	1,682	1,613	225,472	222,588	211,529

(a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Credit Card Segment

Credit Card Segment Results	Three Months Ended			Three Months Ended
	May 2, 2009			May 3, 2008
	Amount		Annualized	Amount		Annualized
(millions) (unaudited)	(in millions	)	Rate(d)	(in millions	)	Rate(d)
Finance charge revenue	$355		16.3%	$354		16.8%
Late fees and other revenue	87		4.0	108		5.1
Third party merchant fees	30		1.4	38		1.8
Total revenues	472		21.7	500		23.7
Bad debt expense	296		13.6	181		8.5
Operations and marketing expenses (a)	107		4.9	116		5.5
Depreciation and amortization	4		0.2	4		0.2
Total expenses	407		18.7	301		14.3
EBIT	65		3.0	199		9.4
Interest expense on nonrecourse debt collateralized by credit card receivables	26			18
Segment profit	$39			$181
Average receivables funded by Target (b)	$3,200			$6,267
Segment pretax ROIC (c)	4.8%			11.5%

(a) New account and loyalty rewards redeemed by our guests reduce reported sales. Our Retail Segment charges the cost of these discounts to our Credit Card Segment, and the reimbursements of $20 million for the three months ended May 2, 2009 and $24 million for the three months ended May 3, 2008 are recorded as an increase to Operations and marketing expenses within the Credit Card Segment.

(b) Amounts represent the portion of average credit card receivables funded by Target. These amounts exclude $5,496 million for the three months ended May 2, 2009 and $2,180 million for the three months ended May 3, 2008 of receivables funded by nonrecourse debt collateralized by credit card receivables.

(c) ROIC is return on invested capital, and this rate represents segment profit divided by average receivables funded by Target, expressed as an annualized rate.

(d) As an annualized percentage of average receivables.

Spread Analysis - Total Portfolio	Three Months Ended			Three Months Ended
	May 2, 2009			May 3, 2008
	Yield			Yield
	Amount	Annualized		Amount	Annualized
(unaudited)	(in millions)	Rate		(in millions)	Rate
EBIT	$65	3.0%	(b)	$199	9.4%	(b)
LIBOR (a)		0.5%			2.9%
Spread to LIBOR (c)	$54	2.5%	(b)	$138	6.5%	(b)

(a) Balance-weighted average one-month LIBOR

(b) As a percentage of average receivables

(c) Spread to LIBOR is a metric used to analyze the performance of our total credit card portfolio because the vast majority of our portfolio earns finance charge revenue at rates tied to the Prime Rate, and the interest rate on all nonrecourse debt securitized by credit card receivables is tied to LIBOR.

Receivables Rollforward Analysis	Three Months Ended
	May 2,	May 3,
(millions) (unaudited)	2009	2008	Change
Beginning receivables	$9,094	$8,624	5.4%
Charges at Target	804	946	(15.1)
Charges at third parties	1,664	2,148	(22.5)
Payments	(3,261)	(3,629)	(10.2)
Other	156	331	(52.7)
Period-end receivables	$8,457	$8,420	0.4%
Average receivables	$8,697	$8,447	3.0%
Accounts with three or more payments (60+ days) past due as a percentage of period-end receivables	6.1%	4.2%
Accounts with four or more payments (90+ days) past due as a percentage of period-end receivables	4.4%	2.9%

Allowance for Doubtful Accounts	Three Months Ended
	May 2,	May 3,
(millions) (unaudited)	2009	2008	Change
Allowance at beginning of period	$1,010	$570	77.1%
Bad debt provision	296	181	64.1
Net write-offs(a)	(301)	(161)	87.9
Allowance at end of period	$1,005	$590	70.2%
As a percentage of period-end receivables	11.9%	7.0%
Net write-offs as a percentage of average receivables (annualized)	13.9%	7.6%

(a) Net write-offs include the principal amount of losses (excluding accrued and unpaid finance charges) less current period principal recoveries.

Subject to reclassification